EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY INCREASES QUARTERLY DIVIDEND BY 11%

New York, May 25, 2017 -- The Board of Directors of Tiffany & Co. (NYSE: TIF) has declared a regular quarterly dividend of $0.50 per share of Common Stock, representing an 11% increase in the quarterly rate. This declaration increases the quarterly dividend from $0.45 per share (or $1.80 annually) to the new rate of $0.50 per share (or $2.00 annually).

Michael J. Kowalski, Chairman and Interim Chief Executive Officer, announced the dividend increase at Tiffany’s Annual Meeting of Shareholders and noted, “Beyond reinvesting in our business, which is supported by a strong balance sheet, one of our key financial strategies is to return excess cash to shareholders. Tiffany has now increased the dividend rate 16 times in the past 15 years.”

The dividend will be paid on July 10, 2017 to shareholders of record on June 20, 2017. Future dividends are subject to declaration by the directors.

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. Please visit www.tiffany.com for additional information.

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